EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

(NORTH CREEK CORPORATE CENTER)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 26th day of April, 2011 by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and SCOLR PHARMA, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Standard Multi-Tenant Lease dated as of June 19, 2008 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 5, 2009 (the “First Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain space located in that certain building commonly known as North Creek Corporate Center located and addressed at 19204 Northcreek Parkway, Bothell, Washington (the “Building”). The Original Lease, as amended by the First Amendment, shall herein be referred to, collectively, as the “Lease.”

B. Tenant currently subleases (i) a portion of the Premises (as defined in Section 1 below) to Cancer Targeted Technology LLC, A Delaware limited liability company (“CTT”) pursuant to that certain Sublease dated as of January 17, 2011 by and between Tenant and CTT (the “CTT Sublease”) and (ii) a portion of the Premises to Nanomaterials Discovery Corporation (“Nano”) pursuant to that certain Sublease dated March 15, 2010 by and between Tenant and Nano (the “Nano Sublease”). The CTT Sublease and Nano Sublease may be referred to herein collectively, as the “Existing Subleases.”

C. Pursuant to Article 4 of the Original Lease (as amended by Sections 5 and 6 of the First Amendment), as of the date of the Default Notice (as defined below), Landlord held a cash security deposit (the “Existing Security Deposit”) in the amount of Thirty-Eight Thousand Eight Six Hundred Twenty-Nine and No/100 Dollars ($38,629.00) and was the beneficiary under a Letter of Credit issued by Silicon Valley Bank (the “Letter of Credit”) with a Stated Amount of Two Hundred Fifty-Seven Thousand Four Hundred Six and No/100 Dollars ($257,406.00).

D. Tenant acknowledges that as of April 7, 2011, it was delinquent in the payment of Monthly Basic Rental and Additional Rent (including, without limitation, unpaid amounts related to Tenant’s Proportionate Share of Direct Costs and late charges) payable by Tenant under the Lease in the amount of Sixty-Three Thousand Seven and 51/100 Dollars ($63,007.51) (the “Delinquent Rent”). In connection with Tenant’s failure to pay the Delinquent Rent, Landlord delivered to Tenant a Notice to pay Rent or Surrender Premises (the “Default Notice”) on April 7, 2011. Tenant subsequently failed to pay the Delinquent Rent within the cure period provided in the Lease and consequently, as further provided in this Second Amendment below, and as authorized under the Lease, Landlord applied the Existing Security Deposit against Tenant’s obligation to pay the Delinquent Rent and drew upon the entire Stated Amount of the Letter of Credit (the “Draw”).

E. By this Second Amendment, Landlord and Tenant now desire to: (i) provide for an early termination of the Lease, (ii) reduce the amount of Monthly Basic Rental and Tenant’s Proportionate Share of Direct Costs payable by Tenant under the Lease, and (iii) otherwise modify the Lease as provided herein.

F. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently, as of the date of this Second Amendment, leases to Tenant and Tenant currently leases from Landlord that certain space located in the Building and containing a total of 15,516 rentable square feet (the “Premises”). The Premises is comprised of 4,507 rentable square feet of office space, 8,939 rentable square feet of laboratory space and 2,169 rentable square feet of warehouse space, all as further depicted on Exhibit “A” to the First Amendment.

2. Cure of Default. Landlord agrees that, as of the date of this Second Amendment, and following Landlord’s actions referred to in Recital D above, the Delinquent Rent has been paid by Tenant under the Lease and the Event of Default that is the subject of the Default Notice has been cured.

3. Reduced Term. Pursuant to the Lease, the Lease Expiration Date is currently as of the date of this Second Amendment, January 31, 2016 (the “Current Expiration Date”). However, effective as of the date of this Second Amendment, the Current Expiration Date shall be accelerated such that the Lease shall terminate on March 31, 2012 (“New Expiration Date”). The period from May 1, 2011 through the New Expiration Date specified above, shall be referred to herein as the “Reduced Term.” Tenant shall not have any right to extend the Lease beyond the Reduced Term and consequently, Article 31 of the Original Lease is hereby deleted and shall be null and void.

4. Reduced Monthly Basic Rental. Notwithstanding anything to the contrary in the Lease, during the Reduced Term, Tenant shall pay, in accordance with the provisions of this Section 4, Monthly Basic Rental for the Premises in the amount of Eleven Thousand Fifty and No/100 Dollars ($11,050.00) per month (which amount shall also be deemed to satisfy Tenant’s obligation to pay Tenant’s Proportionate Share of any Direct Costs during the Reduced Term) (the “Reduced Rent”). In addition to paying Reduced Rent, Tenant shall remain responsible at all times during the Reduced Term for the payment of all of its other monetary obligations under the Lease (as amended hereby) including, without limitation, Tenant’s obligation to pay for all utility usage in the Premises as set forth in Article 11 of the Original Lease. The Reduced Rent shall be payable on the first (1st) day of each month in advance during the Reduced Term, at the same time and in the same manner as Monthly Basic Rental for the Premises. Tenant and Landlord hereby acknowledge that during the Reduced Term, Tenant’s Proportionate Share of any Direct Costs, required to be paid by Tenant under the Lease shall be paid by Tenant as part of the Reduced Rent and Tenant agrees that Landlord may allocate any portion of the Reduced

Rent to Direct Costs as Landlord may from time to time in its sole discretion determine to be appropriate. In addition, Tenant agrees that Landlord shall not be obligated to provide Tenant with any Estimate Statement and/or Statement relating to the actual and/or estimated Direct Costs for any accounting period during the Reduced Term and/or Landlord’s allocation of the Reduced Rent paid by Tenant to such charges.

5. Consideration to Landlord. Tenant agrees that as material consideration for Landlord’s agreement to enter into this Second Amendment and to provide the substantial benefits to Tenant hereunder, including without limitation, the Reduced Term set forth in Section 3 above, the Reduced Rent set forth in Section 4 above, and the cancellation of the default and preservation of the Lease notwithstanding the expiration of cure period set forth in the Default Notice as described in Recital D above, Landlord shall be entitled to retain as a fee (the “Consideration Fee”), without liability to Tenant, (i) the Existing Security Deposit as set forth in Recital D above, which Tenant hereby relinquishes to Landlord, and (ii) the proceeds of the Draw on the LC, which the issuing bank paid to Landlord. Tenant further agrees that the Draw was permissible under the Lease and that to the extent necessary, Section 4(b) of the Original Lease (as previously modified by Section 5 of the First Amendment) is hereby deemed to be amended to confirm that Landlord may retain as its sole property the Consideration Fee. Landlord hereby agrees that Tenant shall not be required to restore (a) the Security Deposit to its full amount and/or (b) the Letter of Credit.

6. Landlord Termination Right/Right to Market Premises. Notwithstanding any contrary provision in the Lease, and in addition to any other right of termination that Landlord may have under the Lease, Landlord shall have the right (“Landlord’s Termination Right”), at no additional cost to Landlord, to terminate the Lease (as amended by this Second Amendment) at any time after the mutual execution and delivery of this Second Amendment by Landlord and Tenant, upon not less than seventy-five (75) days prior written notice to Tenant. On or before the effective date of such termination (the “Landlord Termination Date”), Tenant shall pay to Landlord any unpaid rent due under the Lease, as amended hereby through the Landlord Termination Date, which rent shall be prorated for any partial month prior to the Termination Date. In addition to any entry rights of Landlord set forth in the Lease, during the Reduced Term, Landlord shall have the right to market the Premises for lease and, upon at least twenty-four (24) hours prior written or verbal notice to Tenant, to exhibit all or any portion of the Premises to prospective tenants.

7. Confidentiality. Tenant acknowledges that the terms of this Second Amendment have been negotiated between Landlord and Tenant based upon particular and unique circumstances, and that it is of the utmost importance to Landlord that the terms of this Second Amendment not be disclosed to any third parties, including without limitation, other tenants or occupants of the Building. Therefore Tenant, on behalf of itself and its employees, agents and contractors, agrees not to disclose the terms of this Second Amendment to any third parties, including without limitation, other tenants or occupants of the Building other than to Tenant’s agents, employees, financial and legal consultants, provided, however, that Tenant may disclose the terms to its lenders, purchasers, investors, and subtenants under the Existing Subleases or pursuant to any regulatory or legal obligation, including without limitation applicable requirements of the U.S. Securities and Exchange Commission or any securities exchange on which Tenants securities are listed. In the event that Tenant breaches the provisions of this Section 5, then Landlord shall be entitled to recover any and all damages incurred by Landlord as a result of Tenant’s breach and pursue any and all other rights and remedies against Tenant for such breach as provided under the Lease (as amended hereby) and as otherwise provided by law or in equity.

8. Right of First Offer. Effective as of the Effective Date hereof, Article 32 of the Original Lease is deleted in its entirety and shall have no further force or effect.

9. Release of Liability. As a material inducement to Landlord for entering into this Second Amendment, Tenant, for itself, and for all of its successors-in-interest, assigns, heirs, executors, agents, representatives, consultants, transferees, predecessors, employees, directors, shareholders, affiliates, partners, co-venturers, attorneys, insurers, administrators, and all others who may take any interest in the matters herein released, does fully and forever release, acquit and discharge Landlord and Landlord’s successors-in-interest, assigns, heirs, executors, agents, representatives, consultants, transferees, predecessors, employees, affiliates, partners, co-venturers, attorneys, insurers, and administrators from any and all causes of action, charges, claims, costs, damages, losses, debts, demands, expenses, fees, liabilities, and/or obligations of every nature, character and description which either may have against Landlord as of the date of full execution and delivery of this Second Amendment by Landlord and Tenant, whether known or unknown, arising out of or related to the Lease, the Premises, the Building and/or drawing down the entire $257,406.00 Letter of Credit in April 2011 and applying such Letter of Credit proceeds as set forth herein.

10. Overriding Agreement. Landlord’s agreement to reduce the obligations of Tenant under the Lease as set forth above in this Second Amendment is expressly conditioned upon Landlord receiving and retaining each and every benefit of its bargain under this Second Amendment, expressly including, without limitation, the ability to receive, retain, and apply the Consideration Fee as set forth in Section 5 above. Tenant hereby agrees and acknowledges that without being able to retain the Consideration Fee, Landlord would not agree to the concessions granted to Tenant in this Second Amendment and accordingly, notwithstanding anything to the contrary contained in this Second Amendment, if (i) Tenant, a creditor or shareholder of Tenant, or any other party files a lawsuit, petition, motion, or other similar proceeding (however styled, an “Action”) seeking to, or (ii) any court of competent jurisdiction grants relief in any such Action that does: (A) avoid or set aside any transfer of value by Tenant (or on Tenant’s behalf) to Landlord, including without limitation, the Consideration Fee, or (B) secure any other relief that would have the effect of frustrating the intent of the parties as evidenced by this Second Amendment (any such action, a “Challenge”), then the concessions granted by Landlord herein shall be void ab initio and in such event, this Second Amendment shall be of no force or effect and Landlord shall be entitled to retain and apply the Consideration Fee and any other payments made under the terms of this Second Amendment to Tenant’s obligation to pay Monthly Basic Rental and Tenant’s Proportionate Share of any Direct Costs in the amounts stated in the Lease during the Term (which in such case, shall be expire on January 31, 2016) without regard to this Second Amendment.

11. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Second Amendment.

12. Tenant Representations. Each person executing this Second Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; (b) Tenant has full right and authority to enter into this Second Amendment and to perform all of Tenant's obligations hereunder; and (c) each person (and both persons if more than one signs) signing this Second Amendment on behalf of Tenant is duly and validly authorized to do so.

13. Time of the Essence. Time is of the essence in this Second Amendment and the provisions contained herein.

14. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Second Amendment.

15. Voluntary Agreement. Tenant has read this Second Amendment and the release as contained herein, and on the advice of counsel Tenant has freely and voluntarily entered into this Second Amendment.

16. Counterparts and Fax Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Second Amendment may be executed by a party's signature transmitted by facsimile or other electronic means (collectively, “faxed signatures”), and copies of this Second Amendment executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Second Amendment by facsimile or other electronic means shall promptly thereafter deliver a counterpart signature page of this Second Amendment containing said party's original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Second Amendment as if it were an original signature page.

17. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Second Amendment.

[SIGNATURES ATTACHED HERETO]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	ARDEN REALTY, INC., a Maryland corporation Its: Sole General Partner

		By:	/s/ JOAQUIN DE MONET
			Its:	PRESIDENT & CEO

“TENANT”		SCOLR PHARMA, INC., a Delaware corporation

	By:	/s/ RICHARD M. LEVY
Print Name:Richard M. Levy Title:Executive Vice President and Chief Financial Officer

[NOTARY ACKNOWLEDGEMENTS ATTACHED HERETO]

State of Washington	)

County of King	)

Subscribed and sworn to (or affirmed) before me on this 19th day of April, 2011, by Richard M. Levy, proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

Seal:

Signature /s/ JESSIE STEWART BROWN

State of	)

County of	)

Subscribed and sworn to (or affirmed) before me on this      day of             , 2011, by                                 , proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

Seal:

Signature

State of California	)

County of Los Angeles	)

Subscribed and sworn to (or affirmed) before me on this 25 day of April, 2011, by Joaquin de Monet, proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

Seal:

Signature /s/ SHERRY M. HUNTER-FINE